UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 15, 2009

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-3492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 N. Sam Houston Pkwy E., Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2009, our Compensation Committee approved amendments to the Halliburton Company Supplemental Executive Retirement Plan, the Halliburton Company Benefit Restoration Plan, the Performance Unit Program, and the Halliburton Annual Performance Pay Plan.  The amendments to the Halliburton Annual Performance Pay Plan were approved by our Board of Directors on September 16, 2009.

Amendment to Halliburton Company Supplemental Executive Retirement Plan (SERP)

The SERP is intended to provide a competitive level of pay replacement upon retirement.  The current pay replacement target is 75% of final base salary at age 65 with 25 years of service.

    Several assumptions are made annually, which include a base pay increase percentage, qualified and nonqualified plan contributions and investment earnings and an annuity rate.  These factors are reviewed and approved annually by the Compensation Committee in advance of calculating any awards.

To determine the annual benefit, external actuaries calculate the total lump sum retirement benefit needed at age 65 from all Company retirement sources to produce an annual retirement benefit of 75% of final base pay.  Company retirement sources include any qualified benefit plans and contributions to nonqualified benefit plans.  If the combination of these two sources does not yield a total retirement balance that will meet the 75% objective, then contributions can be made annually through the SERP to bring the total benefit up to the targeted level.

The SERP was amended effective September 15, 2009, to provide that all amounts, including interest, credited to a participant’s account, which are attributable to the 2009 allocation year and any subsequent allocation years in which the participant may receive an award, shall be fully vested when the participant, prior to termination of service, has attained 55 years of age with ten full years of service or his or her age and full years of service equal 70.  Years of Service means full years of continuous service as measured from the participant’s service award date in our official records.

Amendment to Halliburton Company Benefit Restoration Plan (BRP)

The BRP provides a vehicle to restore qualified plan benefits which are reduced as a result of limitations imposed under the Internal Revenue Code or due to participation in some of our other plans.  It also serves to defer compensation that would otherwise be treated as excessive employee remuneration within the meaning of Section 162(m) of the Internal Revenue Code.

The BRP was amended effective January 1, 2010, to provide actively employed participants with interest accruals monthly at 120% of the long-term applicable federal rate under Section 1274(d) of the Internal Revenue Code but the interest credited with respect to such amounts may not exceed the equivalent of 10% per annum and may not be less than the equivalent of 6% per annum.

Amendments to Performance Unit Program (PUP) and Halliburton Annual Performance Pay Plan (CVA)

•	The Performance Unit Program

The Performance Unit Program or PUP is a constituent benefit program under our Stock and Incentive Plan approved by our stockholders on May 20, 2009.  The PUP is designed to provide incentive opportunities based on the level of achievement of pre-established performance objectives during three-year performance periods.  The purpose of the program is to reinforce Halliburton’s objectives for sustained long-term performance and value creation.  It is also intended to reinforce strategic planning processes, balance short- and long-term decision making and help provide competitive total compensation opportunities.

The PUP measures our consolidated Return on Capital Employed, compared to both absolute goals and relative goals, as measured by the results achieved by our comparator peer group companies.

•	The Annual Performance Pay Plan

The Annual Performance Pay Plan or CVA is designed to:
•	Reward executives and other key members of management for improving financial results that drive the creation of economic value for our stockholders; and
•	Provide a means to connect individual cash compensation directly to our performance.

The Annual Performance Pay Plan provides an incentive to achieve the business objective of generating more earnings than normally expected by the investors who have provided us with capital to grow our business.  We measure achievement of this objective using Cash Value Added, or CVA.

   At the beginning of each plan year, the Committee approves an incentive award schedule that equates given levels of CVA performance with varying reward opportunities paid in cash.  The performance goals range from “Threshold” to “Target” to “Maximum.”

      Threshold reflects the minimum CVA performance level which must be achieved in order for awards to be earned and Maximum reflects the maximum level that can be earned.

     These goals are based on our annual operating plan, as approved by our Board, and are set at levels that management believes would be sufficient to meet or exceed stockholder expectations of our performance, as well as management’s expectations of the relative performance of our competitors.  Given the cyclical nature of our business, our performance goals vary from year to year, which can similarly impact the difficulty in achieving these goals.

   In determining CVA awards, we have consistently applied a planned income tax rate and weighted average cost of capital percentage when determining actual CVA performance.  As a result, the CVA performance goals are not made easier to achieve by improved income tax rates or lower actual cost of capital.

The PUP and the CVA were each amended effective January 1, 2010 to remove the automatic retention of a prorated payment upon retirement at age 65 and provide for the discretion of the Chief Executive Officer or the Compensation Committee, as applicable, to approve prorated payments for those participants who retire either after attaining age 55 with ten years of continuous service or whose age and service equal 70.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: September 21, 2009	By:	/s/ Robert L. Hayter
Robert L. Hayter
Assistant Secretary